Filed pursuant to Rule 424(b)(3)

File No. 333-280131

PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2024

TO PROSPECTUS DATED JULY 22, 2024

iCoreConnect Inc.

This Prospectus Supplement, dated November 1, 2024, supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated July 22, 2024 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that iCoreConnect, Inc. (the “Company”), is aware of since the date of the Prospectus. On October 29, 2024, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), Crom Cortana Fund LLC transferred certain convertible notes of the Company which it held to Crom Structured Opportunities Fund I, LP.  The table, therefore, is amended by: (i) deleting the information with regard to Crom Cortana Fund LLC and (ii) adding the information in the following table for Crom Structured Opportunities Fund I, LP  as a selling stockholder.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Selling Stockholders	Beneficial Ownership Before the Offering(1)		Number of Shares Being Offered (2)		Percentage of Ownership After the Offering

Crom Structured Opportunities Fund I, LP.	542,379	(3)	2,172,689	(3)	-

* Less than 1%.

(1)

Represents the total number of shares of our common stock issued or issuable to each selling stockholders as of the date of this prospectus, without regard to ownership limitations described in footnote (2) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling stockholders as of the date hereof.

(2)

Assumes that none of the convertible securities that are convertible or exercisable for the shares of our common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. Each of the convertible notes and warrants held by the selling stockholders contain beneficial ownership limitations, which provide that a holder of the convertible notes or warrants, as applicable, will not have the right to exercise any portion of its convertible notes or warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise. Except as specifically noted in the footnotes below, the shares set forth in the table do not reflect the foregoing ownership limitations.

(3)

The shares of common stock set forth in the column “Beneficial Ownership Before the Offering” consists of the number of shares of common stock deemed to be beneficially owned in light of the 4.99% beneficial ownership limitation in the convertible notes held by such entity, based on 10,869,336 shares of common stock outstanding as of September 10, 2024.

The shares of common stock set forth in the column “Number of Shares Being Offered” consists of shares of common stock issuable upon conversion of the Crom Note held by such entity.

John Chen and Liam Sherif each have voting and dispositive power over the shares held by or issuable to Crom Structured Opportunities Fund I, LP. Messrs. Chen and Sherif disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Crom Structured Opportunities Fund I, LP is 228 Park Ave S PMB 57033, New York, NY, 10003-1502.